SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

August 9, 2006

(Date of report/date of earliest event reported)

SKY FINANCIAL GROUP, INC.

(Exact name of registrant as specified in its charter)

Ohio	001-14473	34-1372535
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

221 South Church Street

Bowling Green, Ohio 43402

(Address of principal executive offices)

(419) 327-6300

(Registrant’s telephone number)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01. OTHER EVENTS.

On August 9, 2006, Sky Financial Group, Inc. (“Sky Financial”) and Wells River Bancorp, Inc., Wellsville, Ohio (“Wells”) announced that they entered into an Agreement and Plan of Merger dated as of August 8, 2006 (the “Merger Agreement”) for Sky Financial to acquire Wells and its wholly owned subsidiary Perpetual Savings Bank (the “Acquisition”). The Acquisition has been approved by the Boards of Directors of Sky Financial and Wells. The Acquisition is subject to certain regulatory approvals as well as the approval and adoption of the Merger Agreement by a majority of the shareholders of Wells.

The aggregate purchase price is $11 million, based upon the closing price of Sky Financial common stock on August 7, 2006. Of the aggregate purchase price, 40% will be paid in Sky Financial common stock and 60% will be paid in cash. The exchange is expected to qualify as a tax-free transaction to the extent that shareholders of Wells receive Sky Financial common stock in the exchange.

Wells and Sky Financial anticipate that the Acquisition will be completed late in the fourth quarter of 2006. Sky Financial intends to combine Wells’ subsidiary Perpetual Savings Bank with Sky Bank, Sky Financial’s commercial banking affiliate, by the end of the year.

Perpetual Savings Bank is a $74.7 million state savings bank headquartered in Wellsville, Ohio, and operates three offices in Columbiana county.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.

(a)	Financial Statements of business acquired.

None.

(b)	Pro Forma Financial Information.

None.

(c)	Exhibits.

	Exhibit 99.1	Sky Financial Group, Inc. Press Release dated August 9, 2006, titled “Sky Announces Pending Acquisition of Perpetual Savings Bank.”

	Exhibit 99.2	Agreement and Plan of Merger dated as of August 8, 2006, by and between Wells River Bancorp, Inc. and Sky Financial Group, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SKY FINANCIAL GROUP, INC.

Date: August 9, 2006	BY:	/s/ W. Granger Souder, Jr.
W. Granger Souder, Jr.
EVP/ General Counsel